[STRONG CAPITAL MANAGEMENT, INC. LETTERHEAD]





                                               September 10, 2001

VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:      Strong Equity Funds, Inc.- File No. 33-70764
         Request for Withdrawal of Amendment to Registration Statement CIK No. - 0000914231


Dear Sir or Madam:

On September 4, 2001, the Registrant inadvertently filed an amendment to its registration statement on Form N-14 ("Amendment") as Form Type N-14 (Accession
Number: 0000840519-01-500152). The Registrant intended to file the Amendment pursuant to Rule 485(b).

The  Registrant  requests  a  withdrawal  of the  Amendment  (Accession  Number:
0000840519-01-500152) pursuant to Rule 477(a) under the Securities Act of 1933.


                                                 Sincerely,


                                                 /s/ Kerry A. Jung
                                                 Kerry A. Jung
                                                 Associate Counsel